Exhibit 99

                             FOR IMMEDIATE RELEASE
                                February 5, 2007
                              Contact: Roger Whaley
                                 (803) 779-0411

Carolina National Corporation Announces results for the year end 2006.


Columbia, SC, February 5, 2007 - Carolina National Corporation, (NASDAQ: CNCP) parent of Carolina National Bank and Trust Company, is pleased to announce the consolidated financial results for 2006:

                                             Un-audited              Audited
                                         December 31, 2006     December 31, 2005
                                         -----------------     -----------------
Balance Sheet ($s in thousands)
         Assets
Cash equivalents ........................     $ 12,036            $ 20,968
Investment Securities ...................          644               3,501
Loans, net ..............................      192,350             137,270
Other Assets ............................        3,882               3,118
  Total Assets ..........................     $208,912            $164,857
         Liabilities
Deposits ................................     $175,582            $135,746
Other Liabilities .......................        2,737               2,743
  Total Liabilities .....................     $178,319            $138,489
         Equity
Shareholders' Equity ....................     $ 30,593            $ 26,368
Total Liabilities and
         Shareholders' Equity ...........     $208,912            $164,857

Year To Date Income Statement ($s in thousands)
Net Interest Income .....................       $8,006              $5,072
Provision for Loan Losses ...............          603                 550
Net Interest Income after
         Provision for Loan Losses ......        7,403               4,522
Non-interest Income .....................          413                 373
Non-interest Expense ....................        4,780               3,902
Income Tax Expense ......................        1,107                 346
         Net Income .....................       $1,929              $  647

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Quarter To Date Income Statement ($s in thousands)
Net Interest Income .....................       $2,157              $1,557
Provision for Loan Losses ...............          264                 102
Net Interest Income after
         Provision for Loan Losses ......        1,893               1,455
Non-interest Income .....................          113                 103
Non-interest Expense ....................        1,318               1,180
Income Tax Expense ......................          277                 131
         Net Income .....................       $  411              $  247

Roger Whaley, President and Chief Executive Officer stated that "2006 was a very good year for Carolina National as the company realized a 198% increase in earnings over the prior year, reporting net income of $1,929,000 in 2006 versus $647,200 in 2005. Net interest margin increased in 2006 to 4.42%, an increase of 9% over our 2005 net interest margin. Total assets increased 27% over 2005 to $208,912,000 at December 31, 2006. Total loans increased 40.0% during 2006 to $194,785,000. Mr. Whaley also stated that the fourth quarter results saw an increase in net income of 66% to $411,000 from the $247,000 recognized in the same three month period of 2005.

The bank maintained a quality loan portfolio as charge offs for 2006 were $51,000, or 0.03% of total loans, while non-performing loans were $654,000, or 0.34% of total loans. These ratios are well below our peer group. Additionally, the allowance for loan losses was 1.25% of total loans at year end. At December 31, 2006, 60% of total loans were nonresidential mortgage loans while residential mortgage loans, commercial and industrial loans and consumer loans made up 28%, 11% and 1%, respectively, of the loan portfolio.

The bank's loan portfolio is primarily funded by the bank's deposits which increased by 29% to $175,582,000 at December 31, 2006. Noninterest bearing demand deposits were 10% of the total while interest bearing demand deposits were 6%, money market deposits and savings accounts were 20%, certificates of deposit under $100,000 were 27% and certificates of deposit of $100,000 and over were 37%.

The bank continues to focus its efforts in the Columbia and Lexington markets of South Carolina and opened its fourth full service branch on Garners Ferry Road in Columbia in October 2006. Plans are to continue to open one or more branches each year at targeted locations in our market area over the next several years."

Mr. Whaley continued by saying that he was excited about the future of the company and wanted to thank its customers, employees and shareholders for their support and business through the years as they are responsible for the current and future success of Carolina National Corporation.